AGREEMENT AND PLAN OF SHARE EXCHANGE

This Agreement and Plan of Share Exchange (the "Agreement") dated as of this 25th day of April, 2002, by and between Proteo, Inc., a Nevada corporation ("PROTEO"), and Proteo Marketing, Inc., a Nevada corporation ("MARKETING").

WHEREAS, the Board of Directors of PROTEO and the Board of Directors of MARKETING deem it advisable and in the best interests of PROTEO and MARKETING that PROTEO acquire MARKETING by exchanging all of the issued and outstanding shares of MARKETING for shares of PROTEO (the "Share Exchange"); and

WHEREAS, the Board of Directors of PROTEO and the Board of Directors of MARKETING have approved and adopted this Agreement as a "plan of reorganization" within the meaning of Section 368(a)(1)(B) of the Internal Revenue Code of 1986, as amended;

NOW, THEREFORE, in consideration of the premises and the mutual agreements, provisions and conditions contained herein, and for other goods and valuable consideration, the adequacy and receipt of which are hereby acknowledged, the parties hereto agree that all of the issued and outstanding capital stock of MARKETING shall be acquired by PROTEO, upon and subject to the following terms and conditions:

                                    ARTICLE I
                          GENERAL TERMS AND PROVISIONS

SECTION 1.01.  EFFECTIVE TIME.   As soon as practicable following the
satisfaction or waiver, if permissible, of the conditions set forth in Article IV, herein, PROTEO shall issue new PROTEO Common Stock in exchange for the outstanding MARKETING Stock on the terms provided herein, and MARKETING shall become a subsidiary of PROTEO. The share exchange shall be consummated by filing with the Secretary of State of the State of Nevada articles of share exchange or other appropriate documents (in any case, the "Articles of Share Exchange") in accordance with the Nevada Revised Statutes. The Share Exchange shall become effective at such time as the Articles of Share Exchange are duly filed, or at such later time as PROTEO and MARKETING shall specify in the Articles of Share Exchange (the time the Share Exchange becomes effective being the "Effective Time").

SECTION 1.02. TAKING OF NECESSARY ACTION. PROTEO and MARKETING shall take all such actions as may be necessary or appropriate in order to effectuate the transactions contemplated by this Agreement. If, at any time after the Effective Date, any further action is necessary or desirable to carry out the purpose of this Agreement or to vest PROTEO with title to any or all of the properties, assets, rights, approvals, immunities, of MARKETING, the officers and directors of PROTEO and its subsidiary, at the expense of PROTEO, shall take such necessary or desirable action.


                                   ARTICLE II
                               EXCHANGE OF SHARES

SECTION 2.01. EXCHANGE OF SHARES. On the Effective Date, PROTEO shall issue one (1) new share of PROTEO Common Stock for each share of Common Stock of MARKETING for a total issuance of 20,286,512 shares. At the Effective Time, each outstanding share of the common stock of MARKETING, by virtue of the Share Exchange and without any further action on the part of the holders thereof, shall be exchanged for one share of PROTEO common stock (except for Dissenting Shares). After the Share Exchange, Shareholders will be entitled to exchange their certificates evidencing MARKETING tock for new certificates representing shares of PROTEO Stock. Promptly after the Effective Time, an agent appointed by PROTEO and MARKETING will notify shareholders of record by mail of the procedures to be followed in order to surrender their certificates evidencing MARKETING Stock to the transfer agent for PROTEO in exchange for certificates representing an identical number of shares of PROTEO. From the Effective Time until the receipt by the transfer agent of the certificates for such MARKETING Stock, each certificate for such MARKETING Stock shall only evidence shares of PROTEO Stock, and shall no longer represent shares of MARKETING Stock.

SECTION 2.02. LOST, DESTROYED, OR STOLEN CERTIFICATES. Shareholders whose certificates evidencing shares of MARKETING Stock have been lost, destroyed or stolen shall be entitled to receive certificates evidencing shares of PROTEO Stock for which such shares of MARKETING Stock were exchanged pursuant to this Agreement in compliance with the provisions of the PROTEO's Bylaws and applicable provisions of law, and upon delivery of such affidavits and indemnity bonds as PROTEO or its transfer agent may reasonably require.

SECTION 2.03.  STOCK LEGENDS.

(a) Certificates representing shares of PROTEO Common Stock issued to MARKETING shareholders shall bear an appropriate legend restricting transfer of the shares of the Common Stock represented by such certificate.

(b) PROTEO shall, from time to time, make stop transfer notations in its records to ensure compliance in connection with any proposed transfer of the shares with the Act, and all applicable state securities laws.

SECTION 2.04. RIGHT TO DISSENT / TERMINATION AND RECESSION OF AGREEMENT. MARKETING shall comply with the provisions of the Nevada Revised Statutes with regard to dissenters' rights. In the event that Marketing, in its sole and absolute discretion, determines that the number of Marketing shareholders exercising their dissenters' rights exceeds an amount it deems acceptable, then Marketing shall be entitled to terminate and / or rescind this Agreement and the Exchange.


                                   ARTICLE III
                         REPRESENTATIONS AND WARRANTIES

Each of PROTEO and MARKETING represents to the other as follows:

SECTION 3.01. CAPITALIZATION. It has no obligation under any agreement with any person to register any of its securities under the 1933 Act or any applicable state securities laws. There are no preemptive rights with respect to any of its securities.

(a) MARKETING. MARKETING represents and warrants that its authorized capital stock consists of 100,000,000 shares of Common Stock, $0.001 par value, of which 20,138,512 shares are issued and outstanding and 20,000,000 shares of Preferred Stock, $0.001 par value, of which no shares are issued and outstanding as of the date of this Agreement. All of the issued and outstanding shares of MARKETING are validly issued, fully paid, and nonassessable.

(b) PROTEO. PROTEO represents and warrants that its authorized capital stock consists of 300,000,000 shares of Common Stock, $0.001 par value per share, of which 1,306,667 of the shares are issued and outstanding and 10,000,000 shares of Preferred Stock, $0.001 par value, of which no shares are issued and outstanding as of the date of this Agreement.

                                   ARTICLE IV
                   CONDITIONS PRECEDENT TO THE SHARE EXCHANGE

The obligations of the parties under this Agreement are subject to the satisfaction of the following express conditions precedent at or before the Effective Date:

SECTION 4.01. COMPLIANCE WITH LAWS. All statutory requirements for the valid consummation by it of the transactions contemplated by this Agreement shall have been fulfilled.

SECTION 4.02. BLUE SKY FILINGS. All Blue Sky filings and permits or orders required to carry out the transactions contemplated by this Agreement shall have been made and received containing no term or condition reasonably unacceptable to it.

SECTION 4.03. ADEQUATE PROCEEDINGS. All corporate and other proceedings, including approval by a majority of the shareholders of MARKETING, in connection with the transactions contemplated herein and all documents incident thereto shall be reasonably satisfactory in form and substance to it and its counsel.

SECTION 4.04. NO ADVERSE CHANGE. Between the date of execution of this Agreement and the Effective Date, PROTEO and MARKETING (a) except in the ordinary course of its business, shall not have incurred any liabilities or obligations (direct or contingent) or disposed of any of its assets, or entered into any material transaction or suffered or experienced any materially adverse change in its condition, financial or otherwise, and (b) shall not have increased its issued and outstanding shares of common stock or any other securities.

                                    ARTICLE V
                                  MISCELLANEOUS

SECTION 5.01. ASSIGNMENT. This Agreement may not be assigned nor any of the performances hereunder delegated by operation of law or otherwise by any party hereto, and any purported assignment or delegation shall be void.

SECTION 5.02. HEADINGS. The article and section headings of this Agreement are inserted for convenience of reference only and do not constitute a part of this Agreement.

SECTION 5.03. BINDING EFFECT. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors, legal representatives, assigns, and transferors.

SECTION 5.04. ENTIRE AGREEMENT. This Agreement constitutes the entire agreement of the parties hereto with respect to the subject matter hereof. There are no representations, warranties, conditions, or other obligations except as herein specifically provided. Any waiver, amendment, or modification hereof must be in writing. A waiver in one instance shall not be deemed to be a continuing waiver or waiver in other instance.

SECTION 5.05. COUNTERPARTS. This Agreement may be executed in counterparts and each counterpart hereof shall be deemed to be an original, but all such counterparts together shall constitute but one agreement an original, but all such counterparts together shall constitute but one agreement.

SECTION 5.06. NOTICES. All notices, requests, instructions, or other documents to be given hereunder shall be deemed given if in writing, sent registered mail:

     to PROTEO:                              to MARKETING:

     Attn: Joerg Alte                        Attn: Joerg Alte
     2775 Mesa Verde Drive East, #F101,      2775 Mesa Verde Drive East, #F101,
     Costa Mesa, CA 92626                    Costa Mesa, CA 92626

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first above written.

PROTEO, INC. (PROTEO)

By: /s/ Joerg Alte
_________________________
Joerg Alte, President

PROTEO MARKETING, INC. (MARKETING)

By: /s/ Joerg Alte
_________________________
Joerg Alte, President